                                                                 EXHIBIT 10.31


                                  LEASE RIDER

     Skyline Builders, as Landlord, and FSI International, Inc., as Tenant, hereby agree that, notwithstanding anything to the contrary in their Lease pertaining to 312 Lake Hazeltine Drive, Chaska, Minnesota, the following provisions shall apply to the Lease and shall be deemed to control and override any conflicting provision in the Lease. The numbering of the various provisions below corresponds to the Article or paragraph that provision supplements or amends.

     4. If Tenant exercises its option, the Lease will continue in effect during the Renewal Term, subject to the same terms and conditions as set forth herein (provided, however, that Tenant will have no further option to renew and will pay Base Rent in the amount prescribed in the Lease with respect to the Renewal Term, not the Initial Term).

     5.1 Landlord further warrants that (i) the Parcel, the Building and the Premises on the Commencement Date will comply with all laws, ordinances and other legal requirements for use as office and warehouse space, and (ii) as of the date of this Lease, there are no restrictions, covenants or exclusive rights which would prohibit Tenant from using the Premises as an office, a laboratory, or a warehouse and in accordance with this Lease, and Landlord covenants not to enter into any such restrictions, covenants or agreements during the Term. Notwithstanding the foregoing, Landlord warrants that the Common Areas complies with the American Disabilities Act as of the Commencement Date, but makes no warranty that the Premises complies with the American Disabilities Act ("ADA"), and, except as may be expressly provided for in this Lease, makes no agreement to improve the Premises to bring about such compliance. Rather, Tenant will be responsible for improving the Premises (other than the Common Areas), at Tenant's expense, to comply with the ADA. Landlord will provide Tenant with a copy of the plans and specifications for the passenger elevator once Landlord obtains them.

     7D (continued from main lease). To the extent any taxes and/or assessments may be payable over a period of time, Landlord shall pay such taxes and/or assessments in equal installments over the longest time permitted by appropriate taxing authorities. Notwithstanding anything to the contrary herein, taxes and assessments payable by Tenant under this Lease shall not include (a) taxes, assessments and the like not accruing during the Term; (b) federal, state, or local income (except as expressly permitted below) taxes, (c) franchise (except as expressly permitted below), gift, transfer, excise, capital stock, estate, succession, or inheritance taxes, (d) penalties or interest on late payment of taxes. For purposes of this Lease, ad valorem taxes first due and payable in a particular calendar year will be deemed to accrue on a prorated daily basis, i.e., 1/365th or 1/366th per day, over the course of that year. For purposes of this Lease, notwithstanding anything herein to the contrary, Real Estate Taxes will not include ad valorem taxes on the assessed value of any structure comprising more than 5,000 square feet of finished interior space, hereafter erected on the Parcel, except structures constituting common area or structures used primarily to service the Building.

     7J. Notwithstanding anything contained in the Lease, the following shall be excluded from amounts payable by Tenant under this Lease, including without limitation, Operating Expenses:

     (i) Attorney's fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with tenants, other occupants, or prospective tenants or occupants of the Building;

     (ii) Costs relating to the breach of any warranty, representation or covenant of Landlord under this Lease;

     (iii) Interest on debt or payments on any mortgage, and rental under any ground or underlying leases;

     (iv) Depreciation and amortization, except as allowed in Paragraph 7K;

     (v) The cost of leasing air conditioning systems, elevators or other equipment, installed within the Parcel, ordinarily considered capital in nature, except to the extent, in any given calendar year, equal to or less than the cost Landlord could charge back for that year if Landlord had purchased the item in lieu of renting or leasing it.

     (vi) Costs of Landlord's general corporate and/or partnership overhead and general administrative expenses (including but not limited to costs paid to third parties to collect rents, prepare tax returns and accounting reports and obtain financing), which would not be chargeable to operating costs of the Building in accordance with generally accepted accounting principles, consistently applied (provided, however, that Landlord shall have the right to charge the fixed rate management fee described in the Lease);

     (vii) Costs incurred in leasing, advertising for the Building or other marketing or promotional activity specifically and primarily designed for marketing space in the Building but excluding amenities for the common benefit of existing tenants of the Building; and

     (viii) any bad debt expense or bad debt reserve.

     7I. (continued from main lease) Tenant shall have the right to examine books and records relating to items referred to in this Article 7 and may recover the cost (up to a maximum of $5,000) of an audit of Landlord's year end account of the actual total of Real Estate Taxes and Operating Expenses with respect to any given calendar year, should such audit establish to the satisfaction of Landlord (or, in case of dispute, any court of competent jurisdiction) that the actual total of Real Estate Taxes and Operating Expenses was less than 97% of the total reported by Landlord. In any event, Landlord shall refund to Tenant any excess amounts of Real Estate Taxes or Operating Expenses paid by tenant.

     7K. Notwithstanding anything herein to the contrary, Landlord may treat an expenditure, capitalized for purposes of income taxes, as an Operating Expense, but in doing so will charge back the expenditure by amortizing it over 10 years, using a 10% cost of funds rate.

     9. To the extent Landlord actually maintains environmental hazards insurance permitting a waiver of subrogation claims, and actually receives the proceeds of any insurance policy on account of any use, handling, or release of a Hazardous Substance by Tenant or anyone for whom it is legally liable, Landlord is waiving the right to hold Tenant accountable under the other provisions of Article 9. Landlord makes no warranty that it will maintain any such insurance.

     11.1 Without limiting the foregoing, Landlord shall repair and maintain all Building systems not exclusively serving the Premises, Building structural systems, roof, structural walls, subfloors, foundations, elevator, HVAC, Building electrical, Building plumbing and exterior walls and glass so as to keep the same in good condition and repair and in compliance with all legal requirements. Landlord shall maintain the Common Area in a sightly, safe condition and in a good state of repair, including, but not limited to, maintaining the parking lot and snow and debris removal. To the extent Landlord breaches its warranty set forth in the first sentence of Section 5, Landlord, not Tenant, shall be solely responsible for making and paying for any repairs necessary to cure the breach, and Landlord shall not charge back these repair costs as Operating Expenses.

     15F. Landlord shall at all times during the Term maintain comprehensive general public liability insurance against claims for death, bodily injury and property damage arising on or about the Parcel, naming Tenant as an additional insured, under limits of liability not less than $2,000,000 combined coverage for injury or death to any one person; $2,000,000 for injury or death to more than one person; and $100,000 with respect to damage to property. Landlord shall defend, indemnify and hold Tenant harmless from any and all claims arising from Landlord's business on the Parcel or the conduct of its business or from any activity, work, or thing done, permitted or suffered by Landlord on or about the Parcel, regardless of fault or negligence which is imputed to Tenant as the tenant of the Premises but which involves a condition of the Parcel within the control of Landlord, its employees, agents, or contractors.

     17C. The Landlord shall make all repairs to the Premises and the Building necessary to render and restore the same to an architectural unit as nearly like its condition prior to such taking as shall be practicable. In the event that Landlord is unable to restore the Premises to a condition suitable for the conduct of Tenant's business, Tenant shall have the right to terminate this Lease.

     18A.  "Thirty" percent is changed to "Fifty" percent in the fifth line.

     18B. Tenant shall have the right to terminate the Lease, on 30 days prior written notice, if by the 180th day following the casualty, Landlord has neither
(a) restored the Premises so as to make the Premises substantially usable by Tenant in the same way Tenant was using the Premises immediately prior to the casualty, or (b) made available to Tenant other substantially usable space within the Building.

     21C. If Landlord re-enters the Premises, Landlord will make reasonable efforts to relet them.

     21F.  Tenant shall be liable only for reasonable attorneys' fees.

     24.1. Without Landlord's consent, Tenant may assign or sublease the Premises to any affiliate, subsidiary or parent of Tenant, or to the surviving corporation or partnership in a statutory merger or reorganization of Tenant, or to any corporation or partnership which purchases substantially all of the stock or assets of Tenant, or to any corporation or partnership, the majority voting stock or interest of which shall be owned by stockholders of Tenant holding a controlling percentage or more of the voting stock of Tenant.

     25. Tenant shall have the same right, provided herein to Landlord, to require Landlord to execute and deliver an estoppel certificate for the benefit of any actual or prospective lender or assignee of Tenant.

     31. If Landlord constructs another structure on the Parcel, capable of being occupied and leased independent of the Building, and Landlord does not subdivide the Parcel, then, starting in the year in which the ad valorem taxes reflect the fully assessed value of the new structure, Tenant will have to pay its Proportionate Share of Real Estate Taxes multiplied by a fraction, the numerator of which is the same number of leaseable square feet in the Building used to calculate Proportionate Share, and the denominator of which is the sum of that number plus the number of leasable square feet in the newly constructed structure.

     32. Landlord will indemnify and hold Tenant harmless against any claim for a commission based on the claimant's representation of Landlord in connection with this Lease.

     33.1 At the request of either Landlord or Tenant, the other party shall promptly execute, acknowledge, deliver and provide in recordable form a memorandum of this Lease containing such information as may be reasonably requested by such party. Landlord covenants that Tenant shall quietly have and enjoy the Premises and appurtenant rights during the Term without disturbance, hindrance or molestation. Notwithstanding any provision to the contrary herein, Tenant shall not be liable for consequential damages or costs incurred by Landlord in bad faith, and Landlord shall not be liable for Tenant's consequential damages. If either party hereto fails or refuses to perform or observe any provision of this Lease on its part to be performed or observed, the other party may perform or observe such provision and the party so failing or refusing shall immediately pay to the other party an amount equal to the cost of such performance or observance; provided, however, that Tenant shall have this right only after affording Landlord the same notice and opportunity to cure as is provided in this Lease in the case of non-monetary defaults by the Tenant. In the event of dispute between Landlord and Tenant, the non-prevailing party shall pay reasonable attorneys' fees and disbursements to the prevailing party.

     36. Landlord agrees to promptly modify the Building, such that Tenant has free and clear access to the freight elevator, existing as of August 9, 1995, and Landlord and Tenant agree to negotiate the size, placement, and other particulars of an access area connecting the Premises, as defined in the main Lease, and the freight elevator, and a reasonable rate of rent for the space occupied by the elevator and (to the extent not Common Area) the access area to this elevator. This rate will be based on the following factors: the rental rate for the remainder of the Premises; any construction costs Landlord will incur in providing such access; and any impact by the access on the leaseability of the Building's space other than the Premises. The square footage of the elevator and access space (except to the extent Common Area) will be added to and be treated as a part of the Premises and the Square Footage, it being understood that Exhibit A to the main Lease depicts only the Premises as the Premises exists exclusive of this access area and elevator.

     IN TESTIMONY WHEREOF, the parties hereto have signed this Lease the day and year first written below.


LANDLORD:                              TENANT:

SKYLINE BUILDERS, INC.                 FSI INTERNATIONAL, INC.



By: /s/ R. A. Stinski                  By: /s/ J.W. Stewart
   ----------------------                 ----------------------------
Its: President                         Its: Vice President, Operations
    ---------------------                  ---------------------------
Dated: 8/9/95                          Dated: 8/9/95
      -------------------                    -------------------------



                                      -6-


                                     -112-